     As filed with the Securities and Exchange Commission on June 4, 1996

                                                     Registration No. 333-4032


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549
                                __________________
                                  AMENDMENT NO. 1
                                        TO
                                     FORM S-3
                              REGISTRATION STATEMENT
                         UNDER THE SECURITIES ACT OF 1933


SIERRA PACIFIC POWER CAPITAL I                           Delaware                    To Be Applied For
SIERRA PACIFIC POWER COMPANY                             Nevada                         88-0044418
(Exact name of Each Registrant as specified     (State or other Jurisdiction of      (I.R.S. Employer
            in its Charter)                      Incorporation or Organization)    Identification Number)


                       P.O. Box 10100 (6100 Neil Road)
                             Reno, Nevada  89520
                                (702) 689-4011

              (Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

                                __________________

                             WILLIAM E. PETERSON, ESQ.
         Senior Vice President, Corporate Secretary and General Counsel
                            Sierra Pacific Power Company
                           P.O. Box 10100 (6100 Neil Road)
                                 Reno, Nevada  89520
                                   (702) 689-4011
            (Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

                                __________________

                  Please send copies of all communications to:

        WILLIAM C. ROGERS, ESQ.                        DAVID C. CHAPIN, ESQ.
        Choate, Hall & Stewart                             Ropes & Gray
           Exchange Place                             One International Place
           53 State Street                          Boston, Massachusetts  02110
      Boston, Massachusetts  02109                          (617) 951-7000
           (617) 248-5000

                                __________________

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effective date of the Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box:  [   ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following
box:  [   ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

    If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [   ]

                       CALCULATION OF REGISTRATION FEE


                                                      PROPOSED          PROPOSED
                                                      MAXIMUM           MAXIMUM
                                                   OFFERING PRICE       AGGREGATE
 TITLE OF EACH CLASS OF            AMOUNT TO BE       PER UNIT        OFFERING PRICE          AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED (1)      (1)(2)(3)         (1)(2)(3)        REGISTRATION FEE (2)
- ---------------------------       --------------   --------------     --------------     --------------------

Preferred Securities of              1,940,000          100%            $48,500,000            $16,725
  Sierra Pacific Power
  Capital I

Junior Subordinated                                                     $48,500,000
  Debentures
  of Sierra Pacific Power
  Company.................

Guarantee of Preferred
  Securities of Sierra Pacific
  Power Capital I, by Sierra
  Pacific Power Company
  and certain back-up
  undertakings (4)..........

Total                                                   100%            $48,500,000            $16,725
                                                        ----            -----------            -------
                                                        ----            -----------            -------


(1) In United States dollars or the equivalent thereof in any other currency unit or units or composite currency or currencies. Such amount represents the aggregate offering price of the Preferred Securities of Sierra Pacific Power Capital I and the Junior Subordinated Dbentures of Sierra Pacific Power Company to be issued. Junior Subordinated Debentures may be issued and sold to Sierra Pacific Power Capital I, in which event such Junior Subordinated Debentures may later be distributed to the holders of Preferred Securities upon a dissolution of Sierra Pacific Power Capital I and the distribution of the assets thereof.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The aggregate public offering price of the Preferred Securities of Sierra Pacific Power Capital I and the Junior Subordinated Debentures of Sierra Pacific Power Company registered hereby will not exceed $48,500,000 and no separate consideration will be received for the Junior Subordinated Debentures of Sierra Pacific Power Company.

(3)  Exclusive of accrued interest and distributions, if any.

(4) No separate consideration will be received for the Guarantee. The Guarantee includes the rights of holders of the Preferred Securities under the Guarantee and certain back-up undertakings, comprised of obligations of Sierra Pacific Power Company under the Indenture and any supplemental indenture thereto and pursuant to the Declaration of Trust, to provide certain indemnities in respect of, and be responsible for certain costs, expenses, debt and liabilities of the Trust, each as described in the Registration Statement. All obligations under the Indenture and the Declaration of Trust, including the indemnity obligations, are included in the back-up undertakings.

 THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION DATED JUNE 4, 1996

PROSPECTUS
                         1,940,000 PREFERRED SECURITIES

                         SIERRA PACIFIC POWER CAPITAL I
            % TRUST ORIGINATED PREFERRED SECURITIES-SM- ("TOPRS-SM-")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                          SIERRA PACIFIC POWER COMPANY
                               ------------------


    The % Trust Originated Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial ownership interests in the assets of Sierra Pacific Power Capital I, a statutory business trust formed under the laws of the State of Delaware ("Sierra Pacific Capital" or the "Trust"). Sierra Pacific Power Company, a Nevada corporation ("Sierra Pacific" or the "Company"), will directly or indirectly own all the common securities issued by the Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of Sierra Pacific Capital. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and using the proceeds thereof to purchase from Sierra Pacific its % Junior Subordinated Debentures due 2036 (the "Junior Subordinated Debentures") having the terms described herein. The Junior Subordinated Debentures when issued will be unsecured obligations of Sierra Pacific, will be issued pursuant to an Indenture which will be qualified under and subject to the Trust Indenture Act of 1939, as amended, and will be Subordinate and junior in right of payment to

                                                        (CONTINUED ON NEXT PAGE)


    SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.


    Application has been made to list the Preferred Securities on the New York Stock Exchange, Inc. (the "NYSE"). If so approved, trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Plan of Distribution."
                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON  THE ACCURACY  OR  ADEQUACY OF  THIS  PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                             INITIAL PUBLIC
                                                OFFERING        UNDERWRITING      PROCEEDS TO
                                                PRICE(1)       COMMISSION (2)     TRUST (3)(4)
Per Preferred Security....................       $25.00             (3)              $25.00
Total.....................................    $48,500,000           (3)           $48,500,000

(1) Plus accrued distributions, if any, from the date of issuance.

(2) Sierra Pacific Capital and Sierra Pacific have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Junior Subordinated Debentures, Sierra Pacific has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of
    such proceeds $       per Preferred Security (or $       in the  aggregate);
    provided,  that  such compensation  for sales  of  10,000 or  more Preferred
    Securities to a  single purchaser will  be $        per Preferred  Security.
    Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Plan of Distribution."


(4) Expenses of the offering which are payable by Sierra Pacific are estimated to be $290,000.


    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form
through  the facilities of The Depository Trust Company, on or about           ,
1996.
                            ------------------------

MERRILL LYNCH & CO.
             DEAN WITTER REYNOLDS INC.
                          A.G. EDWARDS & SONS, INC.
                                                          LEGG MASON WOOD WALKER
                                                            INCORPORATED
                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1996.


- -SM-"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

(continued from previous page)


certain other indebtedness of Sierra Pacific as described herein. Upon an event of a default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.



    Holders of the Preferred Securities will be entitled to receive cumulative cash distributions at an annual rate of % of the liquidation preference of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1996 ("distributions"). See "Description of the Preferred Securities -- Distributions". The payment of distributions and payments on liquidation of the Trust or the redemption of Preferred Securities, described below (but only to the extent funds of the Trust are available therefor), are guaranteed by Sierra Pacific to the extent described herein (the "Guarantee"). The Guarantee, when taken together with Sierra Pacific's obligations under the Indenture pursuant to which the Junior Subordinated Debentures are issued and its obligations under the Declaration (as defined herein), including its liabilities to pay costs, expenses, debts and liabilities of Sierra Pacific Capital (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts due on the Preferred
Securities. See "Risk Factors -- Rights Under the Guarantee" herein. The obligations of Sierra Pacific under the Guarantee are subordinate and junior in right of payment to all other liabilities of Sierra Pacific and PARI PASSU with the most senior preferred stock issued, from time to time, if any, by Sierra Pacific. The obligations of Sierra Pacific under the Junior Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of Sierra Pacific, which aggregated approximately $463 million at December 31, 1995, and rank PARI PASSU with Sierra Pacific's other general unsecured creditors. The Junior Subordinated Debentures purchased by the Trust may be subsequently distributed pro rata to holders of the Preferred Securities and Common Securities in connection with the dissolution of the Trust, upon the occurrence of certain events.


    The distribution rate and the distribution payment date and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment date and other payment dates on the Junior Subordinated
Debentures, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Junior Subordinated Debentures, no amounts will be paid on the Preferred Securities. If Sierra Pacific does not make principal or interest payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event, the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

    So long as Sierra Pacific shall not be in default in the payment of interest on the Junior Subordinated Debentures, Sierra Pacific has the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period on the Junior Subordinated Debentures at any time for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of % per annum compounded quarterly, and during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period," "Risk Factors -- Option to Extend Interest Payment Period" and "United States Federal Income Taxation -- Original Issue Discount."


    The Junior Subordinated Debentures are redeemable by Sierra Pacific, in whole or in part, from time to time, on or after June , 2001, or at any time in certain circumstances upon the occurrence of a Tax Event (as defined herein). If Sierra Pacific redeems Junior Subordinated Debentures, the Trust must redeem Trust Securities on a PRO RATA basis having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities -- Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Junior Subordinated Debentures. The Junior Subordinated Debentures mature on
         , 2036. In addition, upon the occurrence of a Tax Event arising from a change in law or a change in legal interpretation regarding tax matters, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described herein, the Trust shall be dissolved, with the result that the Junior Subordinated Debentures will be distributed to the holders of the Preferred
Securities,  on  a  PRO  RATA  basis, in  lieu  of  any  cash  distribution. See
"Description of the Preferred Securities -- Tax Event Redemption or Distribution." In certain circumstances, Sierra Pacific will have the right to redeem the Junior Subordinated Debentures, which would result in the redemption by the Trust of Trust Securities in the same amount on a PRO RATA basis. If the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities, Sierra Pacific will use its best efforts to have the Junior Subordinated Debentures listed on the NYSE or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution" and "Description of the Junior Subordinated Debentures."


    In the event of the involuntary or voluntary dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon to the extent permitted by applicable law) to the date of payment, unless, in connection with such dissolution, the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."



    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION


    This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Sierra Pacific and Sierra Pacific Capital with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Trust Securities, the Junior Subordinated Debentures and the Guarantee (the "Offered Securities"). This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Sierra Pacific, the Sierra Pacific Trust and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.


    Sierra   Pacific  is  subject  to  the  informational  requirements  of  the
Securities Exchange  Act  of 1934,  as  amended  (the "Exchange  Act"),  and  in accordance therewith files reports and other information with the SEC. Information regarding Sierra Pacific's directors, the remuneration paid to Sierra Pacific's officers and directors, and interests of management and others in certain transactions with Sierra Pacific is disclosed in reports filed by Sierra Pacific with the SEC. Sierra Pacific's parent, Sierra Pacific Resources, is also subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC can be inspected and copied at prescribed rates at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, Northwest, Washington, D.C. 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661.

    No separate financial statements of Sierra Pacific Capital have been included herein. Sierra Pacific does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of Sierra Pacific Capital will be owned, directly or indirectly, by Sierra Pacific, a reporting company under the Exchange Act, (ii) Sierra Pacific Capital has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of Sierra Pacific Capital and investing the proceeds thereof in Junior Subordinated Debentures issued by Sierra Pacific, and (iii) Sierra Pacific's obligations described herein under the Declaration of Trust, the Guarantee issued with respect to Preferred Securities, the Junior Subordinated Debentures and the Indenture (as defined herein), taken together, constitute a full and unconditional guarantee of payments due on the Trust Securities. See "Description of the Junior Subordinated Debentures" and "Description of the Guarantee."

    Sierra Pacific Capital is not currently subject to the information reporting requirements of the Exchange Act. Sierra Pacific Capital will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents filed by Sierra Pacific (File No. 1-8609) with the SEC pursuant to the Exchange Act is incorporated by reference herein and made a part hereof:



        1. Annual Report on Form 10-K for the year ended December 31, 1995, including the Form 10-K/A amendment thereto; and



        2.  Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.


    All documents filed by Sierra Pacific pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Offered Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or therein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Sierra Pacific undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Such requests should be directed to Treasurer, Sierra Pacific Power Company, P.O. Box 10100, Reno, Nevada 89520, Telephone (702) 689-4011.

                          SIERRA PACIFIC POWER COMPANY
                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following summary information is qualified in its entirety by the information appearing elsewhere in this Prospectus and by the information and financial statements in the documents incorporated by reference in this Prospectus.

Business.....................................  Primarily  an  electric  utility  which  also provides  gas and water  service in a portion
                                               of its service area
Service Area.................................  Western, central and northeastern Nevada, and eastern California including  the Lake  Tahoe
                                               Area
12 Months Ended December 31, 1995:
    Customers................................  Electric 270,000; Gas 92,000; Water 61,000
    Revenue Distribution.....................  Electric 82%; Gas 11%; Water 7%
    Electric Power Sources...................  Purchased  Power 46%;  Coal 23%;  Oil and Gas
                                               30%; Hydro 1%

                             FINANCIAL INFORMATION
                           (THOUSANDS, EXCEPT RATIOS)


                                       THREE MONTHS                    YEAR ENDED DECEMBER 31,
                                          ENDED       ----------------------------------------------------------
                                      MARCH 31, 1996     1995        1994        1993        1992        1991
                                      --------------  ----------  ----------  ----------  ----------  ----------
Income Summary:
  Operating Revenues................    $  162,154    $  597,784  $  603,193  $  521,568  $  476,769  $  462,153
  Operating Income..................        28,665       101,811      95,983      90,562      84,823      86,330
  Interest Charges (Excluding
   AFUDC)...........................         9,672        37,107      41,027      40,914      40,392      43,362
  Net Income........................        20,114        65,983      60,863      57,457      49,843      50,224
  Preferred Stock Dividend
   Requirements.....................    $    1,785    $    7,374  $    7,934  $    8,261  $    5,640  $    4,361
  Ratio of Earnings to Fixed Charges
   (1):
    Actual..........................          3.71(2)       3.54        3.09        2.94        2.81        2.62
    Pro Forma.......................          3.50(2)
  Ratio of Earnings to Fixed Charges
   and Preferred Dividends (1):
    Actual..........................          2.88(2)       2.76        2.43        2.29        2.34        2.30
    Pro Forma.......................          2.90(2)



                                                                                        MARCH 31, 1996
                                                                   --------------------------------------------------------
                                                                             ACTUAL                   AS ADJUSTED (3)
                                                                   ---------------------------  ---------------------------
                                                                   OUTSTANDING    PERCENTAGE    OUTSTANDING    PERCENTAGE
                                                                   ------------  -------------  ------------  -------------
Capitalization Summary:
Long-term debt (4)...............................................  $    562,877        45.9%    $    572,877        45.3%
Company-obligated mandatorily redeemable preferred securities of
 subsidiary Sierra Pacific Power Capital I (5)...................       --              0.0           48,500         3.8
Preferred Stock..................................................        73,115         6.0           73,115         5.8
Preferred Stock Subject to Mandatory Redemption (6)..............        20,400         1.6                          0.0
Common Shareholders' Equity......................................       570,712        46.5          570,712        45.1
                                                                   ------------       -----     ------------       -----
  Total..........................................................  $  1,227,104       100.0%    $  1,265,204       100.0%
                                                                   ------------       -----     ------------       -----
                                                                   ------------       -----     ------------       -----
Short-Term Debt..................................................  $     50,000                 $     11,900


- ------------------------------
(1) "Earnings" represent the aggregate of net income, including AFUDC, taxes on income and fixed charges. "Fixed charges" represent interest on short-term and long-term debt, the interest portion on capital leases, the amortization of bond premiums, discounts and expenses, and the amortization of the net gain or loss on reacquired debt.

(2) The calculations of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends are for the twelve months ended March 31, 1996. The pro forma ratios give effect to the interest payable on the Junior Subordinated Debentures at an assumed annual rate of 8.5% and the application of the proceeds as described in "Use of Proceeds".


(3) Also reflects the issuance on April 1, 1996 of $10,000,000 principal amount of Medium-Term Notes, Series C at an annual interest rate of 6.81%, the net proceeds of which were used to reduce short-term debt of Sierra Pacific. Assumes that the net proceeds to Sierra Pacific from the sale of the Preferred Securities offered hereby will be used to replace funds used to redeem $20,400,000 in principal amount of Series G 8.24% Preferred Stock of Sierra Pacific and to reduce short-term debt of Sierra Pacific.


(4)  Includes current maturities of long-term debt.


(5) As described in this Prospectus, all of the assets of the Trust will be % Junior Subordinated Debentures due 2036 of Sierra Pacific with a principal amount of approximately $50,000,000, and upon redemption of such debt, the Preferred Securities will be mandatorily redeemable.


(6)  Includes current maturity of redeemable preferred stock.

                          SIERRA PACIFIC POWER COMPANY

    Sierra Pacific is a public utility company which is engaged primarily in the generation, purchase, transmission, distribution and sale of electric energy to approximately 270,000 customers in a service territory of approximately 50,000 square miles located in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and eastern California, including the Lake Tahoe area. Sierra Pacific met its electric energy requirements for the twelve months ended December 31, 1995 by utilizing coal generation (23%), gas/oil generation (30%), purchased power (46%) and hydro power (1%). Sierra Pacific has no ownership interest in, nor does it operate, any nuclear generating units and has no future plans to do so. Sierra Pacific also provides gas and water service to approximately 92,000 gas and 61,000 water customers in the cities of Reno and Sparks and environs.


    Sierra Pacific is a subsidiary of Sierra Pacific Resources ("Resources"), which owns all of Sierra Pacific's outstanding common stock. In June, 1994, Sierra Pacific, Resources and The Washington Water Power Company ("WWP") entered into an Agreement and Plan of Reorganization and Merger, as subsequently amended (the "Merger Agreement"), which provides for the merger of Sierra Pacific, Resources and WWP into Altus Corporation ("Altus"). WWP is a combined electric and gas utility, with headquarters in Spokane, Washington. The Merger Agreement provides that after the effective date of the merger, Altus's corporate headquarters will be located in Spokane. The executive offices of the Company will be distributed among lines of business located in Reno and Spokane. Altus will maintain a significant corporate presence in Reno. Pursuant to the Merger Agreement, holders of Resources's Common Stock would receive 1.44 shares and holders of WWP Common Stock would receive one share of Altus Common Stock, respectively. Upon consummation of the Merger, the Junior Subordinated Debentures and the Guarantee will be assumed by, and the Common Securities will be held directly or indirectly by, Altus. Pro forma financial information showing the effect of the Merger as of certain dates has been included in Sierra Pacific's periodic reports filed pursuant to the Exchange Act.



    The proposed merger has received all of the necessary approvals from the common and preferred shareholders of Resources, Sierra Pacific and WWP. The Merger Agreement is also subject to certain customary closing conditions and to the receipt of all necessary governmental approvals, including approval of the Federal Energy Regulatory Commission ("FERC") and six state utility commissions. The state commissions in California, Idaho, Nevada, Oregon and Washington have issued orders approving the merger, and the Montana utility commission has issued an order stating that it would not exercise jurisdiction over the proposed merger. Stipulations were reached among all parties in the states and final orders approving the merger were issued. The stipulations contain a number of provisions specific to individual states; however, all provide that existing jurisdictional customers be held harmless from the merger and all state commissions can reopen the proceedings after the FERC order if warranted.



    The merger parties must still obtain approval for the merger from the FERC. On November 29, 1995, the FERC issued an "Order Accepting for Filing and Suspending Proposed Tariffs, Consolidating Dockets and Establishing Hearing Procedures" for the merger. Among other things, the Order consolidated the transmission tariffs and the merger application for purposes of the hearings. Additionally, an updated, revised filing as required by the Order was made on February 1, 1996, and hearings are scheduled to commence in June 1996. Based upon this schedule, the parties believe that an order could be issued by the FERC in 1996 or early 1997. However, under federal law, the FERC is not required to issue a decision within any particular time period.



    In the event that the merger is not completed, Sierra Pacific would continue to operate as a stand-alone utility owned by Resources. However, Sierra Pacific would need to reach alternative arrangements with each of its Commissions (Nevada and California), either through negotiations or new rate proceedings, with respect to rates to customers and rates of return as a stand-alone entity. No assurance can be given as to the results of such negotiations or proceedings or as to their impact on Sierra Pacific's revenues and net income going forward. The Merger Agreement provides for the payment of a $25 million termination fee plus expenses to be made in certain circumstances where one party accepts another business combination proposal and, as a result, the Merger Agreement is terminated. Also, the Merger Agreement provides that the agreement may be terminated at any time prior to the closing date if the effective time has not occurred before June 27, 1996, by providing written notice of termination to the other party.


    The principal executive offices of Sierra Pacific are located at 6100 Neil Road, P.O. Box 10100, Reno, Nevada 89520, telephone (702) 689-4011.

                         SIERRA PACIFIC POWER CAPITAL I

    Sierra Pacific Capital is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of April 23, 1996, executed by Sierra Pacific, as sponsor of the Trust (the "Sponsor"), and the trustees of Sierra Pacific Capital (the "Sierra Pacific Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on April 23, 1996. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." Sierra Pacific will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of Sierra Pacific Capital. Sierra Pacific Capital exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

    Pursuant to the Declaration, the number of Sierra Pacific Trustees will initially be four. Two of the Sierra Pacific Trustees (the "Regular Trustees") will be persons who are employees or officers of or who are affiliated with Sierra Pacific. The third trustee will be a financial institution that is unaffiliated with Sierra Pacific, which trustee will serve as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). Initially, IBJ Schroder Bank & Trust Company, a New York banking corporation, will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, IBJ Schroder Bank & Trust Company will act as trustee (the "Guarantee Trustee") under the Guarantee and as Debt Trustee (as defined herein) under the Indenture. The fourth trustee will be an entity that maintains its principal place of business in the state of Delaware (the "Delaware Trustee"). Initially, Delaware Trust Capital Management, Inc. will act as Delaware Trustee. See "Description of the Guarantee" and "Description of the Preferred Securities -- Voting Rights."

    The Institutional Trustee will hold title to the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities, and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Junior Subordinated Debentures. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. Sierra Pacific, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Sierra Pacific Trustee and to increase or decrease the number of Sierra Pacific Trustees. Sierra Pacific will pay all fees and expenses related to Sierra Pacific Capital and the offering of the Trust Securities. See "Description of the Junior Subordinated Debentures -- Miscellaneous."

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                                  RISK FACTORS

    Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

ABSENCE OF PRIOR PUBLIC MARKET

    Prior to this offering, there has been no public market for the Preferred Securities. Although application has been made to list the Preferred Securities on the NYSE, there can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities has been determined through negotiations between Sierra Pacific and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including the liquidity of the market for the Preferred Securities, investor perceptions of Sierra Pacific and general industry and economic conditions.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE, AND JUNIOR SUBORDINATED DEBENTURES

    Sierra Pacific's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of Sierra Pacific and PARI PASSU with the most senior preferred stock issued, from time to time, if any, by Sierra
Pacific. The obligations of Sierra Pacific under the Junior Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of Sierra Pacific and PARI PASSU with obligations to or rights of Sierra Pacific's other general unsecured creditors. No payment of principal of (including redemption payments, if any), premium, if any, or interest on the Junior Subordinated Debentures may be made if (i) any Senior Indebtedness of Sierra Pacific is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist, or (ii) the maturity of any Senior Indebtedness has been accelerated because of a default. As of December 31, 1995, Senior Indebtedness aggregated approximately $463 million, substantially all of which consists of first mortgage bonds or debt secured by first mortgage bonds issued under Sierra Pacific's Indenture of Mortgage dated December 1, 1940, and which are secured by a first lien on substantially all of Sierra Pacific's real and personal property. There are no terms in the Preferred Securities, the Junior Subordinated Debentures or the Guarantee that limit Sierra Pacific's ability to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Debentures and the Guarantee. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Junior Subordinated Debentures" herein.

RIGHTS UNDER THE GUARANTEE

    The Guarantee will be qualified as an indenture under the Trust Indenture Act. IBJ Schroder Bank & Trust Company will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

    The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to the holders of Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Notwithstanding the foregoing, any holder of Preferred Securities may institute a legal proceeding directly against Sierra Pacific to enforce such holder's right to receive payment under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If Sierra Pacific were to default on its obligation to pay amounts payable on the Junior Subordinated Debentures or otherwise, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement (1) by the Institutional Trustee of its rights as registered holder of the Junior Subordinated Debentures against Sierra Pacific pursuant to the terms of the Junior Subordinated Debentures or (2) by such holder of its right against Sierra Pacific to enforce payments on the Junior Subordinated Debentures. See "Description of the Guarantee" and "Description of the Junior Subordinated Debentures." The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Institutional Trustee of its rights as a holder of the Junior Subordinated Debentures against Sierra Pacific. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debentures. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding directly against Sierra Pacific to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Sierra Pacific to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder ( a "Direct Action") on or after the respective due date specified in the Junior Subordinated Debentures. In connection with such Direct Action, Sierra Pacific will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Sierra Pacific to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures. See "Description of the Preferred Securities -- Enforcement of Certain Rights by Holders of Preferred Securities" and "-- Declaration Events of Default."

OPTION TO EXTEND INTEREST PAYMENT PERIOD


    Sierra Pacific has the right under the Indenture (as such term is defined in "Description of Junior Subordinated Debentures" herein) to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period at any time, and from time to time, on the Junior Subordinated Debentures. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly to the extent permitted by applicable law) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Junior Subordinated Debentures is limited to a period not exceeding 20 consecutive quarters. In the event that Sierra Pacific exercises this right to defer interest payments, then (a) Sierra Pacific shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than
(i) purchases or acquisitions of shares of Sierra Pacific Common Stock in connection with the satisfaction by Sierra Pacific of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Sierra Pacific capital stock or the exchange or conversion of one class or series of Sierra Pacific's capital stock for another class or series of Sierra Pacific capital stock or (iii) the purchase of fractional interests in shares of Sierra Pacific's capital stock pursuant to the conversion or exchange provisions of such Sierra Pacific capital stock or the security being converted or exchanged), (b) Sierra Pacific shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Sierra Pacific that rank PARI PASSU with or junior to the Junior Subordinated Debentures and (c) Sierra Pacific shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such extension period, Sierra Pacific may further extend the interest payment period; PROVIDED, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Sierra Pacific may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

    Should Sierra Pacific exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income (as original issue discount ("OID")) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed, to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from Sierra Pacific Capital related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. Sierra Pacific has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should Sierra Pacific determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of Sierra Pacific's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Junior Subordinated Debentures) may be more volatile than other securities on which OID accrues that do not have such rights. See "United States Federal Income Taxation
- -- Original Issue Discount."

PROPOSED TAX LEGISLATION

    On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Proposed Legislation") if such debt obligations have a maximum term in excess of twenty years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, the Senate Finance Committee Chairman and the House Ways and Means Committee Chairman issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Junior Subordinated Debentures. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of Sierra Pacific to deduct the interest payable on the Junior Subordinated Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

TAX EVENT REDEMPTION OR DISTRIBUTION

    Upon the occurrence of a Tax Event, the Trust shall be dissolved, except in the limited circumstance described below, with the result that the Junior Subordinated Debentures would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, Sierra Pacific shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, in lieu of a distribution of the Junior Subordinated Debentures by the Trust; in which event the Trust will redeem the Trust Securities on a PRO RATA basis to the same extent as the Junior Subordinated Debentures are redeemed by Sierra Pacific. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

    Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. Upon occurrence of a Tax Event, however, a dissolution of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation -- Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of Sierra Pacific Power Capital I."

    There can  be  no  assurance as  to  the  market prices  for  the  Preferred
Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures upon the occurrence of a Tax Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution" and "Description of the Junior Subordinated Debentures -- General."

LIMITED VOTING RIGHTS

    Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Sierra Pacific Trustees, which voting rights are vested exclusively in the holder of the Common Securities. See "Description of Preferred Securities -- Voting Rights."

TRADING PRICE

    The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to his adjusted tax basis in his PRO RATA share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation -- Original Issue Discount" and "Sales of Preferred Securities."

                              ACCOUNTING TREATMENT


    The financial statements of the Trust will be reflected in Sierra Pacific's consolidated financial statements with the Preferred Securities shown as Company-obligated mandatorily-redeemable preferred securities of the subsidiary Trust holding solely $48,500,000 principal amount of % subordinated debentures due 2036 of Sierra Pacific.


                                USE OF PROCEEDS


    The Trust will use all proceeds received from the sale of Preferred Securities to purchase Junior Subordinated Debentures from Sierra Pacific.
Sierra Pacific intends to use the net proceeds from the sale of the Junior Subordinated Debentures to replace funds used to redeem $20,400,000 in principal amount of 8.24% Sierra Pacific Power Company Series G Preferred Stock and to reduce short-term debt. As of March 31, 1996, the total outstanding short-term debt of Sierra Pacific was $50,000,000 with an average interest rate of 5.73%

                    DESCRIPTION OF THE PREFERRED SECURITIES


    The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, IBJ Schroder Bank & Trust Company, will act as indenture trustee for the Preferred Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act and will mirror the terms of the Junior Subordinated Debentures held by the Trust as described herein. See "Description of the Junior Subordinated Debentures." All Preferred Securities offered hereby will be fully and unconditionally guaranteed by Sierra Pacific. See "Description of Guarantee." The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Trust Act and the Trust Indenture Act.


GENERAL


    The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. In connection with the issuance of Preferred Securities, the Trust will issue one series of Trust Common Securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities will be substantially identical to the terms of the Preferred Securities and the Common Securities will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the Sierra Pacific Trustees of Sierra Pacific Capital. All of the Common Securities of Sierra Pacific Capital will be directly or indirectly owned by Sierra Pacific.



    The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Institutional Trustee will own the Junior Subordinated Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are fully and unconditionally guaranteed by Sierra Pacific. See "Description of the Guarantee." The Guarantee will be held by IBJ Schroder Bank & Trust Company, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when Sierra Pacific Capital does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures except in the limited circumstances in which the holder may take Direct Action. See "Description of the Preferred Securities -- Enforcement of Certain Rights by Holders of Preferred Securities," "-- Voting Rights" and "-- Declaration Events of Default."


DISTRIBUTIONS

    Distributions on the Preferred Securities will be fixed at a rate per annum of % of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of % thereof compounded quarterly (to the extent permitted by applicable law). The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.


    Distributions on the Preferred Securities will be cumulative, will accrue from June , 1996, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1996, when, as and if available for payment, distributions will be made by the Institutional Trustee, except as otherwise described below. Interest payable in
the first payment period will be computed on the basis of   days.

    Sierra Pacific has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures, which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue with interest since interest would continue to accrue on the Junior Subordinated Debentures) during any such extended interest payment period. Such right to extend the interest payment period for the Junior Subordinated Debentures is limited to a period not exceeding 20 consecutive quarters provided that such deferral period may not extend beyond the maturity of the Junior Subordinated Debentures. In the event that Sierra Pacific exercises this right, then (a) Sierra Pacific shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Sierra Pacific Common Stock in connection with the satisfaction by Sierra Pacific of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Sierra Pacific capital stock or the exchange or conversion of one class or series of Sierra Pacific's capital stock for another class or series of Sierra Pacific capital stock or (iii) the purchase of fractional interests in shares of Sierra Pacific's capital stock pursuant to the conversion or exchange provisions of such Sierra Pacific capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing, (b) Sierra Pacific shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Sierra Pacific that rank PARI PASSU with or junior to such Junior Subordinated Debentures and (c) Sierra Pacific shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, Sierra Pacific may further extend the interest payment period; PROVIDED, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Sierra Pacific may select a new Extension Period, subject to the above requirements. See "Description of the Junior Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of Sierra Pacific Capital on the record date next following the termination of such deferral period.


    Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from Sierra Pacific on the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures." The payment of distributions out of moneys held by the Trust is fully and unconditionally guaranteed by Sierra Pacific. See "Description of the Guarantee."



    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined below) prior to the relevant payment dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates, which shall be more than one Business Day prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such record date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) are permitted or required by any applicable law to close.

MANDATORY REDEMPTION

    The Junior Subordinated Debentures will mature on            , 2036, and may
be redeemed, in whole or in part, at any time on or after            , 2001,  or
at any time in certain circumstances upon the occurrence of a Tax Event. Upon the repayment of the Junior Subordinated Debentures, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repaid or redeemed at the Redemption Price; PROVIDED, that holders of Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. See "Description of the Junior Subordinated Debentures -- Optional Redemption." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed PRO RATA as described under "Book-Entry Only Issuance -- The Depository Trust Company" below.

TAX EVENT REDEMPTION OR DISTRIBUTION

    "Tax Event" means that the Regular Trustee shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that on or after the date of this Prospectus, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this Prospectus, there is more than an insubstantial risk that (i) Sierra Pacific Capital is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to interest accrued or received on the Junior Subordinated Debentures, (ii) the Trust is, or will be within 90 days thereof, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges or (iii) interest payable by Sierra Pacific to the Trust on the Junior Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible, in whole or in part by Sierra Pacific for United States federal income tax purposes.

    If, at any time, a Tax Event (as defined above) shall occur and be continuing, the Trust shall, except in the limited circumstances described below, be dissolved with the result that the Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of such Tax Event; PROVIDED, that such dissolution and distribution shall be conditioned on (i) the Regular Trustee's receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Debentures and (ii) Sierra Pacific being unable to avoid such Tax Event within such 90 day period by taking some ministerial action or pursuing some other reasonable measure that will have no adverse effect on the Trust, Sierra Pacific or the holders of the Trust Securities. Furthermore, if after receipt of a Dissolution Tax Opinion by the Regular Trustee (i) Sierra Pacific has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that Sierra Pacific would be precluded from deducting the interest on the Junior Subordinated Debentures for United States federal income tax purposes, even after the Junior Subordinated Debentures were distributed to the holders of Trust Securities in liquidation of such holders' interests in Sierra Pacific Capital as described above, or (ii) the Regular Trustee shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to the Trust, Sierra Pacific shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Junior Subordinated Debentures, in whole or in part, for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed shall be redeemed by the Trust at the Redemption Price on a PRO RATA basis; PROVIDED, HOWEVER, that if at the time there is available to Sierra Pacific or the Trust the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on the Trust, Sierra Pacific or the holders of the Trust Securities, Sierra Pacific or the Trust will pursue such measure in lieu of redemption.

    If the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities, Sierra Pacific will use its best efforts to cause the Junior Subordinated Debentures to be listed on the NYSE or on such other exchange as the Preferred Securities are then listed.

    After the date for any distribution of Junior Subordinated Debentures upon dissolution of the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on such Preferred Securities until such certificates are presented to Sierra Pacific or its agent for transfer or reissuance.

    There can be no assurance as to the market prices for either the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that an investor may receive if a dissolution and liquidation of the Trust were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES


    If a Declaration Event of Default (as defined below) occurs and is continuing, then the holders of Preferred Securities of the Trust would rely on the enforcement by the Institutional Trustee of its rights as a holder of the Junior Subordinated Debentures against Sierra Pacific. In addition, the holders of a majority in liquidation amount of the Preferred Securities of the Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debentures. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures, a holder of Preferred Securities of the Trust may institute a legal proceeding directly against Sierra Pacific to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the Declaration has occurred and is continuing and such event is attributable to the failure of Sierra Pacific to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of the Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Junior Subordinated Debentures. In connection with such Direct Action, Sierra Pacific will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Sierra Pacific to such holder of Preferred Securities in such Direct Action.


PROPOSED TAX LEGISLATION

    On March 19, 1996, President Clinton proposed the Proposed Legislation which, among other things, would generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 if such debt obligations have a maximum term in excess of twenty years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, the Senate Finance Committee Chairman and the House Ways and Means Committee Chairman issued the Joint Statement indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Junior Subordinated Debentures. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of Sierra Pacific to deduct the interest payable on the Junior Subordinated Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "-- Tax Event Redemption or Distribution."


REDEMPTION PROCEDURES

    The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Sierra Pacific has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by Sierra Pacific Capital, or by Sierra Pacific pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed PRO RATA as described below under "Book-Entry Only Issuance -- The Depository Trust Company."

    Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), Sierra Pacific or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such

Liquidation, Junior Subordinated Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a PRO RATA basis to the holders of the Preferred Securities.

    If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because Sierra Pacific Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a PRO RATA basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution PRO RATA with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.


    Pursuant to the Declaration, the Trust shall terminate (i) on April 23, 2051, the expiration of the term of the Trust, (ii) upon the bankruptcy of Sierra Pacific, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to Sierra Pacific, the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of the holders of at least a majority in liquidation amount of Trust Securities affected thereby voting together as a single class to file such certificate of cancellation, or the revocation of the charter of Sierra Pacific and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Debentures upon the occurrence of a Tax Event, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, Sierra Pacific or the Trust, or (vi) upon the redemption of all the Trust Securities.


DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); PROVIDED, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures after a holder of Preferred Securities has made a written request, such holder of record of Preferred Securities may institute a legal proceeding against Sierra Pacific to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Sierra Pacific to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), Sierra Pacific acknowledges that then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debentures. In connection with such Direct Action, Sierra Pacific will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Sierra Pacific to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

    Upon the occurrence of a Declaration Event of Default, the Institutional Trustee as the sole holder of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. Sierra Pacific and Sierra Pacific Capital are each required to file annually with the Institutional Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

    Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Guarantee -- Modification of the Guarantee; Assignment" herein and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.


    Subject  to the  requirement of  the Institutional  Trustee obtaining  a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Junior Subordinated Debentures, to (i) exercise the remedies available to it under the Indenture as a holder of the Junior Subordinated Debentures, (ii) waive any past Indenture Event of Default that is waivable under Section 6.6 of the Indenture or (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable; PROVIDED, HOWEVER, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Junior Subordinated Debentures (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures, after a record holder has made a written request, such holder of record of Preferred Securities may institute a legal proceeding directly against Sierra Pacific to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Sierra Pacific to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debentures. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Junior Subordinated Debentures. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, Sierra Pacific Capital will not fail to be classified as a grantor trust for United States federal income tax purposes.


    In the event the consent of the Institutional Trustee, as the holder of the Junior Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; PROVIDED, HOWEVER, that where a consent under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Junior Subordinated Debentures outstanding. The Institutional Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel to the affect that for the purposes of United States federal income tax Sierra Pacific Capital will not be classified as other than a grantor trust.

    A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for Sierra Pacific
Capital to redeem and cancel Preferred Securities or distribute Junior Subordinated Debentures in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by Sierra Pacific or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Sierra Pacific, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See " -- Book-Entry Only Issuance -- The Depository Trust Company" below.

    Holders of the Preferred Securities will have no rights to appoint or remove the Sierra Pacific Trustees, who may be appointed, removed or replaced solely by Sierra Pacific as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

    The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of Sierra Pacific Capital other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; PROVIDED, that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause Sierra Pacific Capital to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause Sierra Pacific Capital to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    Sierra Pacific Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. Sierra Pacific Capital may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, the Institutional Trustee or the Delaware Trustee consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; PROVIDED, that (i) if the Trust is not the survivor such successor entity either (x) expressly assumes all of the obligations of Sierra Pacific Capital under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the

"Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Sierra Pacific expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Junior Subordinated Debentures, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by Moody's Investors Service, Inc. or Standard & Poor's Corporation, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of Sierra Pacific Capital, (vii) prior to such merger, consolidation, amalgamation or replacement, Sierra Pacific has received an opinion of a nationally recognized independent counsel to Sierra Pacific Capital experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither Sierra Pacific Capital nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) Sierra Pacific guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, Sierra Pacific Capital shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause Sierra Pacific Capital or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes.


BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY


    The Depository Trust Company ("DTC") will act as securities depositary (the "Depositary") for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.


    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of  the  New  York  Uniform Commercial  Code  and  a  "clearing  agency"
registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.


    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.


    DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented thereby for all purposes under the Declaration and the Preferred Securities. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

    DTC has advised Sierra Pacific that it will take any action permitted to be taken by a holder of Preferred Securities (including the presentation of Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Preferred Securities, DTC will exchange the Global Certificates for Certificated Securities, which it will distribute to its Participants and which will be legended as set forth under the heading "Notices to Investors."

    Conveyance of notices and other communications by DTC to Participants, by Direct Participants to Indirect Participants and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.


    Redemption notices in respect of the Preferred Securities held in book-entry form shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures. Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to Sierra Pacific Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Sierra Pacific and Sierra Pacific Capital believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in Sierra Pacific Capital.



    Distributions on the Preferred Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, Sierra Pacific Capital or Sierra Pacific, subject to any statutory or regulatory requirements to the contrary as may be in effect from time to time. Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global Certificates among

Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Sierra Pacific, the Trust nor the Sierra Pacific Trustees will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. Payment of distributions to DTC is the responsibility of Sierra Pacific Capital, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.


    Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.


    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to Sierra Pacific Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Trust (with the consent of Sierra Pacific) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered. In each of the above circumstances, Sierra Pacific will appoint a paying agent with respect to the Preferred Securities.


INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

    The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Institutional Trustee also serves as trustee under the Guarantee and the Indenture.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Preferred Securities represented by the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, in the case of Certificated Securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent shall initially be the Institutional Trustee who may designate an additional or substitute paying agent at any time. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of Sierra Pacific Capital, but upon payment (with the giving of such indemnity as Sierra Pacific Capital or Sierra Pacific may require) in respect of any tax or other government charges imposed in relation to it. Sierra Pacific Capital will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

    The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to operate Sierra Pacific Capital in such a way so that Sierra Pacific Capital will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. Sierra Pacific is authorized and directed to conduct its affairs so that the Junior Subordinated Debentures will be treated as indebtedness of Sierra Pacific for United States federal income tax purposes. In this connection, Sierra Pacific and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Sierra Pacific Capital or the articles of incorporation of Sierra Pacific, that each of Sierra Pacific and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

    Holders of the Preferred Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

    Set forth below is a summary of information concerning the Guarantee which will be executed and delivered by Sierra Pacific for the benefit of the holders of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. IBJ Schroder Bank & Trust Company will act as indenture trustee under the Guarantee (the "Guarantee Trustee") for purposes of the Trust Indenture Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The following summary of the material terms is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities of the Trust.

GENERAL


    Pursuant to the Guarantee, Sierra Pacific will irrevocably agree, to the extent set forth therein, to pay in full, to the holders of the Preferred
Securities issued by the Trust, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments with respect to Preferred Securities issued by the Trust to the extent not paid by such Trust (the "Guarantee Payments") will be subject to the Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent the Trust shall have funds available therefor; (ii) the redemption price (the "Redemption Price"), and all accrued and unpaid distributions, to the extent the Trust has funds available therefor with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The redemption price and the liquidation amount will be fixed at the time the Preferred Securities are issued. Sierra Pacific's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Sierra Pacific to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders. The Guarantee will not apply to any payment of distributions on the Preferred Securities except to the extent the Trust shall have funds available therefor. If Sierra Pacific does not make interest payments on the Junior Subordinated Debentures purchased by the Trust, the Trust will not pay distributions on the Preferred Securities issued by the Trust and will not have funds available therefor. See "Description of Junior Subordinated Debentures -- Certain Covenants of the Company." The Guarantee, when taken together with Sierra Pacific's obligations under the Junior Subordinated Debentures, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by Sierra Pacific of payments due on the Preferred Securities.


    Sierra Pacific has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Trust Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon an event of default under the Declaration, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.


CERTAIN COVENANTS OF SIERRA PACIFIC

    In the Guarantee, Sierra Pacific will covenant that, so long as any Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Guarantee or the Declaration of the Trust, then (a) Sierra Pacific shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by Sierra Pacific of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Sierra Pacific's capital stock or the exchange or (iii) the purchase of fractional interests in shares of Sierra Pacific's capital stock pursuant to the conversion or exchange provisions of such capital stock of Sierra Pacific or the security being converted or exchanged), (b) Sierra Pacific shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Sierra Pacific which rank PARI PASSU with or junior to such Junior Subordinated Debentures and (c) Sierra Pacific shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

    Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the Trust. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Sierra Pacific and shall inure to the benefit of the holders of the Preferred Securities of the Trust then outstanding.

TERMINATION

    The Guarantee will terminate as to the Preferred Securities issued by the Trust (a) upon full payment of the Redemption Price of all Preferred Securities of the Trust, (b) upon distribution of the Junior Subordinated Debentures held by the Trust to the holders of the Preferred Securities of the Trust or (c) upon full payment of the amounts payable in accordance with the Declaration of the Trust upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the Trust must restore payment of any sums paid under such Preferred Securities or the Guarantee. The subordination provisions of the Junior Subordinated Debentures provide that in the event payment is made on the Junior Subordinated Debentures or the Guarantee in contravention of such provisions, such payments shall be paid over to the holders of Senior Indebtedness.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of Sierra Pacific to perform any of its payment or other obligations thereunder.

    The holders of a majority in liquidation amount of the Preferred Securities relating to the Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercises of any trust or power conferred upon the Guarantee Trustee under such Preferred Securities. If the Guarantee Trustee fails to enforce such Guarantee, any holder of Preferred Securities relating to such Guarantee may institute a legal proceeding directly against Sierra Pacific to enforce the Guarantee Trustee's rights under such Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if Sierra Pacific has failed to make a Guarantee Payment, a holder of Preferred Securities may directly institute a proceeding against Sierra Pacific for enforcement of the Guarantee for such payment. Sierra Pacific waives any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against Sierra Pacific.


STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of Sierra Pacific and will rank (i) subordinate and junior in right of payment to all other liabilities of Sierra Pacific, (ii) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by Sierra Pacific and with any guarantee now or hereafter entered into by Sierra Pacific in respect of any preferred or preference stock of any affiliate of Sierra Pacific; and (iii) senior to Sierra Pacific's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the Trust by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

    The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES


    Set forth below is a description of the specific terms of the Junior Subordinated Debentures in which Sierra Pacific Capital will invest the proceeds from the issuance and sale of the Trust Securities. The following summary of the material terms does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, dated as of June 1, 1996 (the "Indenture"), between Sierra Pacific and IBJ Schroder Bank & Trust Company, as Trustee (the "Debt Trustee"). Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.


    Under certain circumstances involving the dissolution of Sierra Pacific Capital following the occurrence of a Tax Event, Junior Subordinated Debentures may be distributed to the holders of the Trust Securities in liquidation of Sierra Pacific Capital. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

    If the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities, Sierra Pacific will use its best efforts to have the Junior Subordinated Debentures listed on the NYSE or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL


    The Junior Subordinated Debentures will be issued as unsecured debt securities under the Indenture. The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that the debt securities may be issued thereunder from time to time in one or more series. However, the Junior Subordinated Debentures, as a separate series of debt securities, will be limited in aggregate principal amount of
$50,000,000, such amount being the sum of the aggregate stated liquidation of the Preferred Securities and the Common Securities.

    The Junior Subordinated Debentures are not subject to a sinking fund provision. The entire principal amount of the Junior Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including Additional Interest (as defined herein), if any, on
           , 2036.


    If Junior Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in Sierra Pacific Capital, such Junior Subordinated Debentures will initially be issued as one or more Global Securities (as defined under "Book-Entry and Settlement" herein). Under certain limited circumstances, Junior Subordinated Debentures may be issued in certificated form in exchange for a Global Security. In the event that Junior Subordinated Debentures are issued in certificated form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.



    Payments on Junior Subordinated Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; PROVIDED, that at the option of Sierra Pacific payment of interest may be made by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any Junior Subordinated Debentures is the Institutional Trustee, the payment of principal and interest on the Junior Subordinated Debentures held by the Institutional Trustee will be made at such place and to such account as may be designated by the Institutional Trustee.


    There are no covenants or provisions in the Indenture which afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving Sierra Pacific that may adversely affect such holders.

INTEREST


    Each Junior Subordinated Debenture shall bear interest at the rate of % per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date"), commencing September 30, 1996, to the person in whose name such Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Junior Subordinated Debentures shall not continue to remain in book-entry only form, Sierra Pacific shall have the right to select record dates, which shall be more than one Business Day prior to the Interest Payment Date.



    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.


PROPOSED TAX LEGISLATION

    On March 19, 1996, President Clinton proposed the Proposed Legislation which, among other things, would generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 if such debt obligations have a maximum term in excess of twenty years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, the Senate Finance Committee Chairman and the House Ways and Means Committee Chairman issued the

Joint Statement indicating their intent that certain legislative proposals initiated by the Clinton administration including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Junior Subordinated Debentures. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of Sierra Pacific to deduct the interest payable on the Junior Subordinated Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

SUBORDINATION

    The Indenture provides that the Junior Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness of Sierra Pacific. No payment of principal (including redemption), premium, if any, or interest on the Junior Subordinated Debentures may be made (i) if any Senior Indebtedness of Sierra Pacific is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (ii) the maturity of any Senior Indebtedness of Sierra Pacific has been accelerated because of a default. Upon any distribution of assets of Sierra Pacific to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due or to become due on all Senior Indebtedness of Sierra Pacific must be paid in full before the holders of Junior Subordinated Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness of Sierra Pacific to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full.


    The term "Senior Indebtedness" means, with respect to Sierra Pacific, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of Sierra Pacific, for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Sierra Pacific, including, without limitation, all obligations under the Indenture of Mortgage dated as of December 1, 1940, between Sierra Pacific and The New England Trust Company (State Street Bank and Trust Company, as successor trustee) and Leo W. Huegle (Gerald R. Wheeler, as successor trustee), and Collateral Trust Indenture dated June 1, 1992, between Sierra Pacific and Bankers Trust Company, (ii) all capital lease obligations of Sierra Pacific, (iii) all obligations of Sierra Pacific issued or assumed as the deferred purchase price of property, all conditional sale obligations of Sierra Pacific and all obligations of Sierra Pacific under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of Sierra Pacific for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which Sierra Pacific is responsible or liable as obligor, guarantor or otherwise and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of Sierra Pacific (whether or not such obligation is assumed by Sierra Pacific), except for (1) any such indebtedness that is by its terms subordinated to or PARI PASSU with the Junior Subordinated Debentures and (2) any indebtedness between or among Sierra Pacific or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Sierra Pacific that is a financing vehicle of Sierra Pacific (a "Financing Entity") in connection with the issuance by such financial entity of Preferred Securities or other securities that rank PARI PASSU with, or junior to, the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.


    The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Sierra Pacific. As of December 31, 1995, Senior Indebtedness of Sierra Pacific aggregated approximately $463 million, substantially all of which consists of first mortgage bonds or debt secured by first mortgage bonds issued under Sierra Pacific's Indenture of Mortgage and which are secured by a first lien on substantially all of Sierra Pacific's real and personal property.

OPTIONAL REDEMPTION


    Sierra Pacific shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after June , 2001, or at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities -- Tax Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest (as herein defined), if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Junior Subordinated Debentures would result in the delisting of the Preferred Securities, Sierra Pacific may only redeem the Junior Subordinated Debentures in whole.


OPTION TO EXTEND INTEREST PAYMENT PERIOD


    Sierra Pacific shall have the right at any time, during the term of the Junior Subordinated Debentures, to defer interest payments from time to time by extending the interest payment period for successive periods not exceeding 20 consecutive quarters, at the end of which Extension Period, Sierra Pacific shall pay all interest then accrued and unpaid (including any Additional Interest, as herein defined) together with interest thereon compounded quarterly at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law ("Compound Interest"); PROVIDED, that during any such Extension Period, (a) Sierra Pacific shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock (other than (i) purchases or acquisitions of shares of Sierra Pacific Common Stock in connection with the satisfaction by Sierra Pacific of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Sierra Pacific capital stock or the exchange or conversion of one class or series of Sierra Pacific's capital stock for another class or series of Sierra Pacific capital stock or (iii) the purchase of fractional interests in shares of Sierra Pacific's capital stock pursuant to the conversion or exchange provisions of such Sierra Pacific capital stock or the security being converted or exchanged), (b) Sierra Pacific shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Sierra Pacific that rank PARI PASSU with or junior to the Junior Subordinated Debentures and (c) Sierra Pacific shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, Sierra Pacific may further defer payments of interest by extending the interest payment period; PROVIDED, HOWEVER, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Sierra Pacific may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. Sierra Pacific has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. If the Institutional Trustee shall be the sole holder of the Junior Subordinated Debentures, Sierra Pacific shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the NYSE (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable. The Regular Trustees shall give notice of Sierra Pacific's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Junior Subordinated Debentures, Sierra Pacific shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which Sierra Pacific is required to give notice to the NYSE (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

    If at any time Sierra Pacific Capital shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Sierra Pacific will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by Sierra Pacific Capital after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts Sierra Pacific Capital would have received had no such taxes, duties, assessments or other governmental charges been imposed.

CERTAIN COVENANTS


    If (i) there shall have occurred any event that would constitute an Indenture Event of Default or (ii) Sierra Pacific shall be in default with respect to its payment of any obligations under the Guarantee, then (a) Sierra Pacific shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Sierra Pacific common stock in connection with the satisfaction by Sierra Pacific of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Sierra Pacific's capital stock or the exchange or conversion of one class or series of Sierra Pacific capital stock for another class or series of Sierra Pacific capital stock or (iii) the purchase of fractional interests in shares of Sierra Pacific capital stock pursuant to the conversion or exchange provisions of such Sierra Pacific capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing, and, (b) Sierra Pacific shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Sierra Pacific that rank PARI PASSU with or junior to the Junior Subordinated Debentures.


    Sierra Pacific will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; PROVIDED, HOWEVER, that any permitted successor of Sierra Pacific under the Indenture may succeed to Sierra Pacific's ownership of such Common Securities and (ii) to use its reasonable efforts to cause the Trust (x) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (y) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

CONSOLIDATION, MERGER AND SALE OF ASSETS


    The Indenture provides that Sierra Pacific will not consolidate with or merge into any other corporation or convey, transfer or lease its assets substantially as an entirety unless (a) the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all Junior Subordinated Debentures issued thereunder and the performance of every other covenant of the Indenture on the part of Sierra Pacific and (b) immediately thereafter no Indenture Event of Default and no event which, after notice or lapse of time, or both, would become an Indenture Event of Default, shall have happened and be continuing. Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Sierra Pacific under the Indenture and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Junior Subordinated Debentures.


INDENTURE EVENTS OF DEFAULT


    If any Indenture Event of Default shall occur and be continuing, the Institutional Trustee, as the holder of the Junior Subordinated Debentures, will have the right to declare the principal of and the interest on the Junior Subordinated Debentures (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures. See "-- Events of Default" below for a description of the Indenture Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Junior Subordinated Debentures. See "Description of the Preferred Securities -- Declaration Events of Default" and "Voting Rights."


    Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of Sierra Pacific to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, Sierra Pacific acknowledges that then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debentures. Notwithstanding any payment made to such holder of Preferred Securities in connection with a Direct Action, Sierra Pacific shall remain obligated to pay the principal of or interest on the Junior Subordinated Debentures held by Sierra Pacific Capital or the Institutional Trustee of Sierra Pacific Capital, and Sierra Pacific will be subrogated to the rights of such holder of Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by Sierra Pacific to such holder in any such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of Sierra
Pacific Capital  as a  result  of the  occurrence of  a  Tax Event,  the  Junior
Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY


    If Junior Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in Sierra Pacific Capital, DTC will act as securities depositary for the Junior Subordinated Debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depositary Trust Company." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Sierra Pacific may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depository for the Global Securities.


    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Junior Subordinated Debentures represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Junior Subordinated Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Sierra Pacific understands that under existing industry practices, if Sierra Pacific requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

    Principal, premium, if any, and interest payments on the Junior Subordinated Debentures represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of Sierra Pacific, the Debt Trustee or any other agent of Sierra Pacific or agent of the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Sierra Pacific expects that the Depositary for any Junior Subordinated Debentures represented by a Global Security, upon receipt of any payment of principal, premium or interest in respect of such Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depositary. Sierra Pacific also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing customer instructions and customary practices, and will be the responsibility of such participants.


DISCONTINUANCE OF THE DEPOSITARY'S SERVICES


    If the Depositary for any Junior Subordinated Debentures represented by a Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by Sierra Pacific within 90 days, Sierra Pacific will issue such Junior Subordinated Debentures in definitive form in exchange for such Global Security. In addition, Sierra Pacific may at any time and in its sole discretion determine not to have any of the Junior Subordinated Debentures of a series represented by one or more Global Securities and, in such event, will issue Junior Subordinated Debentures of such series in definitive form in exchange for all of the Global Security or Securities representing such Junior Subordinated Debentures. Any Junior Subordinated Debentures issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depositary shall instruct the relevant Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Security.

EVENTS OF DEFAULT


    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Junior Subordinated Debentures: (i) failure for 30 days to pay interest on the Junior Subordinated Debentures, including any Additional Interest in respect thereof, when due; PROVIDED, HOWEVER, that a valid extension of the interest payment period by Sierra Pacific shall not constitute a default in the payment of interest for this purpose; or (ii) failure to pay principal of or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; PROVIDED, HOWEVER, that a valid extension of the maturity of such Junior Subordinated Debentures shall not constitute a default for this purpose; or (iii) failure to observe or perform any other covenant contained in the Indenture for 90 days after notice; or (iv) in the event Junior Subordinated Debentures are issued to the Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust, the voluntary or involuntary dissolution, winding up or termination of the Trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of Preferred Securities in liquidation of the Trust upon the redemption of all outstanding Preferred Securities and in connection with certain mergers, consolidations or amalgamations permitted by the Declaration; or (v) certain events in bankruptcy, insolvency or reorganization of Sierra Pacific.

    The Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal of and interest on the Junior Subordinated Debentures due and payable immediately on the occurrence of an Event of Default; PROVIDED, HOWEVER, that, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "-- Modification and Amendments of the Indenture."

    Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Sierra Pacific to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, Sierra Pacific acknowledges that, in such event, a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debentures. Sierra Pacific may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of all the holders of Preferred Securities of the Trust. Notwithstanding any payment made to such holder of Preferred Securities by Sierra Pacific in connection with a Direct Action, Sierra Pacific shall remain obligated to pay the principal of or interest on the Junior Subordinated Debentures held by the Trust or the Institutional Trustee of the Trust and Sierra Pacific shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by Sierra Pacific to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

    The Holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures may waive any past defaults except
(a) a default in payment of the principal of (or premium, if any) or interest, if any, on any Junior Subordinated Debentures and (b) a default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of the holder of each Junior Subordinated Debenture; PROVIDED, HOWEVER, that if the Junior Subordinated Debentures are held by the Trust or a trustee of such Trust, such waiver or modification to such waiver shall not be effective until the holders of a majority in liquidation preference of Trust Securities of the Trust shall have consented to such waiver or modification to such waiver; PROVIDED FURTHER, that if the consent of the holder of each outstanding Junior Subordinated Debenture is required, such waiver shall not be effective until each holder of the Trust Securities of the Trust shall have consented to such waiver.

    Notwithstanding anything in the Indenture to the contrary, the right of any holder of a Junior Subordinated Debenture to receive payment of the principal of and interest on such Junior Subordinated Debt Security, on and after the respective due dates expressed in such Junior Subordinated Debenture (as the same may be extended in accordance with the terms of such Junior Subordinated Debenture), or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder, including the holders of the Preferred Securities issued by Sierra Pacific Capital.

    A default under any other indebtedness of Sierra Pacific or the Trust would not constitute an Event of Default under the Junior Subordinated Debentures.

    Subject to the provisions of the Indenture relating to the duties of the Debt Trustee in case an Event of Default shall occur and be continuing, the Debt Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of Junior Subordinated Debentures, unless such holders shall have offered to the Debt Trustee satisfactory indemnity. Subject to such provisions for the indemnification of the Debt Trustee, the holders of a majority in aggregate principal amount of the Junior Subordinated Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee, or exercising any trust or power conferred on the Debt Trustee with respect to such series. The right of a holder of Preferred Securities to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Debt Trustee, but the holder of a Junior Subordinated Debenture has an absolute right to receipt of principal, premium, if any, and interest at the maturity of, or, in the case of redemption, on the Redemption Date or to institute suit for the enforcement thereof.

    No holder of any Junior Subordinated Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Debt Trustee written notice of a continuing Event of Default and, if the Trust is not the sole holder of Junior Subordinated Debentures, unless the holders of at least 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding shall also have made written request, and offered reasonable indemnity, to the Debt Trustee to institute such proceeding as Debt Trustee, and the Debt Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Junior Subordinated Debenture for enforcement of payment of the principal of or interest on such Junior Subordinated Debenture on or after the respective due dates expressed in such Junior Subordinated Debenture.

    Sierra Pacific is required to file annually with the Debt Trustee and the Institutional Trustee a certificate as to whether Sierra Pacific is in compliance with all the conditions and covenants under the Indenture.

MODIFICATIONS AND AMENDMENTS OF THE INDENTURE

    Modifications and amendments to the Indenture may be made by Sierra Pacific and the Debt Trustee with the consent of the holders of a majority in principal amount of the Junior Subordinated Debentures at the time outstanding, PROVIDED, that no such modification or amendment may, without the consent of the holder of each Junior Subordinated Debenture affected thereby to: (i) modify the terms of payment of principal, premium, if any, or interest or (ii) reduce the percentage of holders of Junior Subordinated Debentures necessary to modify or amend the Indenture or waive compliance by Sierra Pacific with any covenant or past default, PROVIDED, FURTHER, that if the Junior Subordinated Debentures are held by the Trust or a trustee of such Trust, such supplemental indenture shall not be effective until the holders of a majority in liquidation preference of Trust Securities of the Trust shall have consented to such supplemental indenture; PROVIDED FURTHER, that if the consent of the holder of each outstanding Junior Subordinated Debenture is required, such supplemental indenture shall not be effective until each holder of the Trust Securities of the Trust shall have consented to such supplemental indenture.

SETOFF

    Notwithstanding anything contained to the contrary in the Indenture, Sierra Pacific shall have the right to set off any payment with respect to the Junior Subordinated Debentures it is otherwise required to make thereunder with and to the extent Sierra Pacific has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

GOVERNING LAW

    The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.


MISCELLANEOUS


    The Indenture will provide that Sierra Pacific will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Debentures, (ii) the organization, maintenance and dissolution of Sierra Pacific Capital, (iii) the retention of the Regular Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by Sierra Pacific. Sierra Pacific will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly owned subsidiary of Sierra Pacific; provided that, in the event of any such assignment, Sierra Pacific will remain liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto. The Debt Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered satisfactory indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                        EFFECT OF OBLIGATIONS UNDER THE
                JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

    As set forth in the Declaration, the sole purpose of Sierra Pacific Capital is to issue the Trust Securities evidencing undivided beneficial interests in the assets of Sierra Pacific Capital, and to invest the proceeds from such issuance and sale in the Junior Subordinated Debentures.


    As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) pursuant to the Indenture Sierra Pacific shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, any costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and
(iv) the Declaration further provides that the Regular Trustees shall not take or cause or permit Sierra Pacific Capital to, among other things, engage in any activity that is not consistent with the purposes of Sierra Pacific Capital.



    Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are fully and unconditionally guaranteed by Sierra Pacific. See
"Description of the Guarantee." If Sierra Pacific does not make interest payments on the Junior Subordinated Debentures purchased by the Trust, the Trust will not pay distributions on the Preferred Securities and will not have sufficient funds available therefor. The Guarantee is a guarantee on a subordinated basis with respect to the Preferred Securities issued by the Trust from the time of its issuance and does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.



    The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that Sierra Pacific has made a payment of interest or principal on the Junior Subordinated Debentures held by the Trust as its sole asset. The Guarantee, when taken together with Sierra Pacific's obligations under the Junior Subordinated Debentures, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts due on the Preferred Securities.


    If Sierra Pacific fails to make interest or other payments on the Junior Subordinated Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred
Securities, using the procedures described in "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" and " -- Voting Rights," may direct the Institutional Trustee to enforce its rights under the Junior Subordinated Debentures. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding against Sierra Pacific to enforce the Institutional Trustee's rights under the

Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Sierra Pacific to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debentures. In connection with such Direct Action, Sierra Pacific will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Sierra Pacific to such holder of Preferred Securities in such Direct Action. Sierra Pacific, under the
Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If Sierra Pacific fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against Sierra Pacific to enforce such Preferred Guarantee Trustee's right to receive payment under the Guarantee without first instituting a legal proceeding against Sierra Pacific Capital, the Guarantee Trustee, or any other person or entity.

    Sierra Pacific and the Trust believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Sierra Pacific of payments due on the Preferred Securities. See "Description of Guarantee -- General."

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

    In the opinion of Choate, Hall & Stewart (a partnership including professional corporations), counsel to Sierra Pacific and the Trust ("Tax Counsel"), the following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance ("Initial Holders"). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

    Based on the advice of Tax Counsel, Sierra Pacific intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of Sierra Pacific under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. No assurance can be given, however, that such position of Sierra Pacific will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States income tax purposes as indebtedness of Sierra Pacific.

CLASSIFICATION OF SIERRA PACIFIC POWER CAPITAL I

    In connection with the issuance of the Preferred Securities, Tax Counsel will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, Sierra Pacific Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures, and pursuant to the agreement to treat the Junior Subordinated Debentures as indebtedness, each holder will be required to include in its gross income any OID accrued with respect to its allocable share of those Junior Subordinated Debentures.

ORIGINAL ISSUE DISCOUNT

    Because Sierra Pacific has the option, under the terms of the Junior Subordinated Debentures, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Junior Subordinated Debentures will be treated as "original issue discount." Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as OID, and actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues on the Junior Subordinated Debentures in that month at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period.

    Because income on the Preferred Securities will constitute OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

    Holders of Preferred Securities other than Initial Holders may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with market discount or acquisition premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF SIERRA PACIFIC POWER CAPITAL I

    Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Tax Event Redemption or Distribution," Junior Subordinated Debentures may be distributed to holders in exchange for the Preferred Securities and in liquidation of Sierra Pacific Capital. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Junior Subordinated Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Junior Subordinated Debentures so received in liquidation of Sierra Pacific Capital would include the period during which the Preferred Securities were held by such holder. If, however, the related special event is a Tax Event which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities.

    Under certain circumstances described herein (see "Description of the Preferred Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "United States Federal Income Taxation -- Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

PROPOSED TAX LEGISLATION

    On March 19, 1996, President Clinton proposed the Proposed Legislation which, among other things, would generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 if such debt obligations have a maximum term in excess of twenty years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, the Senate Finance Committee Chairman and the House Ways and Means Committee Chairman issued the Joint Statement indicating their intent that certain legislative proposals initiated by the Clinton administration including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Junior Subordinated Debentures. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of Sierra Pacific to deduct the interest payable on the Junior Subordinated Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

    Under present United States federal income tax law: (i) payments by Sierra Pacific Capital or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Sierra Pacific entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to Sierra Pacific through stock ownership, and (c) either (A) the beneficial owner of the Preferred Security certifies to Sierra Pacific Capital or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, that certifies to Sierra Pacific Capital or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes Sierra Pacific Capital or its agent with a copy thereof; and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

INFORMATION REPORTING TO HOLDERS

    Generally, income on the Preferred Securities will be reported to holders on Forms 1099-OID, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch & Co. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated are acting as representative (the "Representative"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased, provided that, under certain circumstances relating to a default of one or more Underwriters, less than all of such Preferred Securities may be purchased.

                                                                                NUMBER OF
                                                                                PREFERRED
                               UNDERWRITER                                      SECURITIES
- --------------------------------------------------------------------------  ------------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated........................
Dean Witter Reynolds Inc..................................................
A.G. Edwards & Sons, Inc..................................................
Legg Mason Wood Walker Incorporated.......................................

                                                                                 ----------
    Total.................................................................        1,940,000
                                                                                 ----------
                                                                                 ----------

    The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price, as set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $.[ ] per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.[ ] per
Preferred  Security  to  certain  brokers  and  dealers.  After  the   Preferred
Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

    In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures of Sierra Pacific, the Underwriting Agreement provides that Sierra Pacific will agree to pay as compensation ("Underwriters' Compensation") to the Underwriters for the Underwriters' arranging the investment therein of such proceeds, an amount in New York Clearing House (next day) funds of $[ ] per Preferred Security (or
$[           ]  in the aggregate) for the  accounts of the several Underwriters, provided that such compensation for sales of 10,000 or more Preferred Securities to any single purchaser will be $[ ] per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

    During a period of 30 days from the date of the pricing of the Preferred Securities, neither the Trust nor Sierra Pacific will, without the prior written consent of the Representative, directly or indirectly, sell, offer to sell, contract to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or the Junior Subordinated Debentures or any debt securities substantially similar to the Junior Subordinated Debentures or any equity securities substantially similar to the Preferred Securities (except for the Junior Subordinated Debentures and the Preferred Securities).

    An application has been filed with the New York Stock Exchange for the listing of the Preferred Securities, subject to official notice of issuance. If approved for listing, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30 day period after the date of this Prospectus. The Representative has advised the Trust that the Underwriters intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

    Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell to a minimum of 400 beneficial holders.

    Sierra Pacific and the Trust have agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

    Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, Sierra Pacific in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the Preferred Securities, Junior Subordinated Debentures, the Guarantee and certain matters relating thereto and certain United States federal income taxation matters will be passed upon for Sierra Pacific and Sierra Pacific Capital by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts, counsel to Sierra Pacific. Matters of local law are being passed upon by Woodburn and Wedge, special Nevada counsel for Sierra Pacific, by Graham & James LLP, special California counsel for Sierra Pacific, and with respect to certain matters of Delaware law by Skadden, Arps, Slate, Meagher & Flom, special counsel to the Underwriters. Choate, Hall & Stewart has relied upon the opinions of such other counsel as to such matters. Certain legal matters will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts.

                            INDEPENDENT ACCOUNTANTS

    The balance sheets and statements of capitalization of Sierra Pacific as of December 31, 1995 and 1994, and the statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

    Any financial statements and schedules hereafter incorporated by reference in the registration statement of which the Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing to the extent covered by consents filed with the Commission.


                             ADDITIONAL INFORMATION



    With respect to the unaudited interim financial information of the Company for the period ended March 31, 1996, incorporated by reference in this prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their reports included in the Company's quarterly report on Form 10-Q for the quarterly period ended March 31, 1996 and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Act for their reports on the unaudited interim financial information because those reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SIERRA PACIFIC POWER COMPANY, SIERRA PACIFIC POWER CAPITAL I, OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SIERRA PACIFIC POWER COMPANY OR SIERRA PACIFIC POWER CAPITAL I SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Available Information..........................           4
Incorporation of Certain Documents by
 Reference.....................................           4
Sierra Pacific Power Company Selected
 Historical Financial Information..............           6
Sierra Pacific Power Company...................           8
Sierra Pacific Power Capital I.................           9
Risk Factors...................................          10
Accounting Treatment...........................          13
Use of Proceeds................................          13
Description of the Preferred Securities........          14
Description of the Guarantee...................          25
Description of the Junior Subordinated
 Debentures....................................          27
Effect of Obligations Under the Junior
 Subordinated Debentures and the Guarantee.....          36
United States Federal Income Taxation..........          38
Plan of Distribution...........................          41
Legal Matters..................................          42
Independent Accountants........................          42
Additional Information.........................          42


                                   1,940,000
                              PREFERRED SECURITIES

                              SIERRA PACIFIC POWER
                                   CAPITAL I

                                % TRUST ORIGINATED
                         PREFERRED SECURITIES ("TOPRS")
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                 SIERRA PACIFIC
                                 POWER COMPANY

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              MERRILL LYNCH & CO.
                           DEAN WITTER REYNOLDS INC.
                           A.G. EDWARDS & SONS, INC.
                             LEGG MASON WOOD WALKER
                                  INCORPORATED


                                 JUNE   , 1996


- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Registration Fee..................  $16,725
New York Stock Exchange Listing Fee..................................   14,750*
Nevada Commission Fee................................................      200
California Commission Fee............................................    5,203
Rating Agency Fees...................................................   22,665*
Blue Sky Fees and Expenses...........................................    7,000*
Trustee's Expenses...................................................   12,000*
Printing Fees and Expenses...........................................   40,000*
Accounting Fees and Expenses.........................................   14,000*
Legal Fees and Expenses..............................................  149,500*
Miscellaneous Expenses...............................................    7,957*

Total Expenses....................................................... $290,000*
_______________________________
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Nevada Revised statutes provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending or threatened action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the Corporation.

    The Articles of Incorporation of Sierra Pacific provide in substance that Sierra Pacific will indemnify each of its directors and officers and former directors and officers against expenses necessarily incurred in connection with the defense of any action, suit or proceeding in which he or she is made a party by reason of being or having been a director or officer of Sierra Pacific, except in relation to matters as to which he or she shall be adjudged liable for negligence or misconduct.

    Sierra Pacific has purchased insurance coverage under a policy insuring directors and officers of Sierra Pacific against certain liabilities which they may incur in their capacity as such.

    The Declaration of the Sierra Pacific Trust provides that no Sierra Pacific Trustee, affiliate of the Sierra Pacific Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of any Sierra Pacific Trustee, or any employee or agent of the Sierra Pacific Trust or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Sierra Pacific Trust or any employee or agent of the Trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Sierra Pacific Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's negligence or willful misconduct withrespect to such acts or omissions. The Declaration of the Sierra Pacific Trust also provides that to the fullest extent permitted by applicable law, Sierra Pacific shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Sierra Pacific Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of the negligence of such Indemnified Person or willful misconduct with respect to such acts or omissions. The Declaration of the Sierra Pacific Trust further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Sierra Pacific prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by or an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by the Declaration.

    The directors and officers of Sierra Pacific and the Regular Trustees are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by Sierra Pacific or the Sierra Pacific Trust.

    Any agents, dealers or underwriters who execute any of the agreements filed as Exhibit I to this registration statement will agree to indemnify Sierra Pacific's directors and their officers and the Sierra Pacific Trustees who signed the registration statement against certain liabilities that may arise under the Securities Act of 1993, as amended, with respect to information furnished to Sierra Pacific or the Sierra Pacific Trust by or on behalf of any such indemnifying party.

    See "Item 17. Undertakings." for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

ITEM 16.  EXHIBITS.

    See Index to Exhibits immediately preceding the Exhibits included as part of this Registration Statement.

ITEM 17.  UNDERTAKING.

    The Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Sierra Pacific's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions referred to in Item 15

(other than the insurance policies referred to therein), or otherwise, the Registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by Sierra Pacific pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, State of Nevada, on May 31, 1996.

                                   SIERRA PACIFIC POWER COMPANY



                                   By:  /s/ Walter M. Higgins
                                      ----------------------------
                                      (Walter M. Higgins)
                                      CHAIRMAN, PRESIDENT AND
                                      CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                        TITLE                       DATE
    ---------                        -----                       ----

/s/ Walter M. Higgins         Chairman, President and         May 31, 1996
- -------------------------     Chief Executive Officer
Walter M. Higgins             (Principal Executive Officer)
                              and Director

Malyn K. Malquist*            Senior Vice President, Chief    May 31, 1996
- -------------------------     Financial Officer (Principal
Malyn K. Malquist             Financial Officer) (Principal
                              Accounting Officer)


Edward P. Bliss*              Director                        May 31, 1996
- -------------------------
Edward P. Bliss

Krestine M. Corbin*           Director                        May 31, 1996
- -------------------------
Krestine M. Corbin

Theodore J. Day*              Director                        May 31, 1996
- -------------------------
Theodore J. Day

Harold P. Dayton, Jr.*        Director                        May 31, 1996
- -------------------------
Harold P. Dayton, Jr.

James R. Donnelley*           Director                        May 31, 1996
- -------------------------
James R. Donnelley

Richard N. Fulstone*          Director                        May 31, 1996
- -------------------------
Richard N. Fulstone

James L. Murphy*              Director                        May 31, 1996
- -------------------------
James L. Murphy

Ronald K. Remington*          Director                        May 31, 1996
- -------------------------
Ronald K. Remington

Dennis E. Wheeler*            Director                        May 31, 1996
- -------------------------
Dennis E. Wheeler

Robert B. Whittington*        Director                        May 31, 1996
- -------------------------
Robert B. Whittington

* By /s/ Malyn K. Malquist
    ------------------------
    Malyn K. Malquist
    Attorney-in-Fact

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Sierra Pacific Power Capital I certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 31st day of May, 1996.

                              SIERRA PACIFIC POWER CAPITAL I


                              By: /s/ Malyn K. Malquist
                                 ----------------------------
                                 Malyn K. Malquist, Trustee


                              By: /s/ William E. Peterson
                                 ----------------------------
                                 William E. Peterson, Trustee

                                INDEX TO EXHIBITS



EXHIBIT NO.       DESCRIPTION
- -----------       -----------


*1          -    Form of Underwriting Agreement for offering of Preferred
                 Securities.

*4-A        -    Certificate of Trust of Sierra Pacific Power Capital I.

*4-B-1      -    Declaration of Trust of Sierra Pacific Power Capital I.

*4-B-2      -    Form of Amended and Restated Declaration of Trust of Sierra
                 Pacific Power Capital I.

*4-C        -    Form of Indenture among Sierra Pacific Power Company and IBJ
                 Schroder Bank & Trust Company, as Trustee.

*4-D        -    Form of Supplemental Indenture to Indenture to be used in
                 connection with the issuance of Junior Subordinated
                 Debentures and Preferred Securities.

*4-E        -    Form of Preferred Security (included in 4-B-2 above).

*4-F        -    Form of Junior Subordinated Debenture (included in 4-D above).

*4-G        -    Form of Guarantee with respect to Preferred Securities.

*5-A        -    Opinion of Choate, Hall & Stewart.

*5-B        -    Opinion of Woodburn and Wedge.

*5-C        -    Opinion of Graham & James L.L.P.

*5-D        -    Opinion of Skadden, Arps, Slate, Meager & Flom.

*8-A        -    Opinion of Choate, Hall & Stewart

 12         -    Computations of Ratio of Earnings to Fixed Charges of Sierra
                 Pacific Power Company and Ratio of Earnings to Fixed Charges and Preferred Dividends of Sierra Pacific Power Company.

15          -    Letter concerning unaudited interim financial information
                 from Independent Accountants, Coopers & Lybrand L.L.P.

 23-A       -    Consent of Independent Accountants, Coopers & Lybrand L.L.P.

*23-B       -    Consent of Choate, Hall & Stewart (included in Exhibit 5-A).

*23-C       -    Consent of Woodburn and Wedge (included in Exhibit 5-B).

*23-D       -    Consent of Graham & James L.L.P. (included in Exhibit 5-C).

*23-E       -    Consent of Skadden, Arps, Slate, Meager & Flom (included in
                 Exhibit 5-D).

*24         -    Powers of Attorney.

EXHIBIT NO.       DESCRIPTION
- -----------       -----------

*25-A       -    Form T-1 Statement of Eligibility under the Trust Indenture
                 Act of 1939, as amended of IBJ Schroder Bank & Trust
                 Company, as Trustee under the Indenture.

*25-B       -    Form T-1 Statement of Eligibility under the Trust Indenture
                 Act of 1939, as amended of IBJ Schroder Bank & Trust
                 Company, as Trustee under the Amended and Restated
                 Declaration of Trust of Sierra Pacific Power Capital I.

*25-C       -    Form T-1 Statement of Eligibility under the Trust Indenture
                 Act of 1939, as amended, of IBJ Schroder Bank & Trust
                 Company, as Trustee of the Preferred Securities Guarantees of Sierra Pacific Power Company for the benefit of the holders of Preferred securities of Sierra Pacific Power
                 Capital I.

____________________________

* Previously filed.